EXHIBIT 107

Calculation of Filing Fee Tables

424(b)(2)

(Form Type)

CARVANA CO.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered and Carry Forward Securities

	Security Type	Security Class Title		Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Class A Common Stock, par value $0.001 per share	(1)	457	(r)	15,625,000	$80.00	$1,250,000,000	.0000927	$115,875
Fees Previously Paid	—	—		—		—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—		—		—	—	—	—	—	—	—	—	—
Total Offering Amounts								$1,250,000,000		$115,875
Total Fees Previously Paid										$0
Total Fee Offsets										$0
Net Fee Due										$115,875

(1)	Publicly communicated offering price.
(2)

The filing fee, calculated in accordance with Rule 457(r) under the Securities Act of 1933, has been transmitted to the Securities and Exchange Commission in connection with the securities offered by means of this prospectus supplement. This “Calculation of Filing Fee Table” shall be deemed to update the “Calculation of Registration Fee” table in the registrant’s registration statement on Form S-3ASR filed with the Securities and Exchange Commission on April 20, 2022 (File No. No. 333-264391).